Exhibit 99.2

IPG Photonics Announces Addition to its Board of Directors
MARLBOROUGH, Mass. – August 1, 2023 - IPG Photonics Corporation (Nasdaq: IPGP) today announced that its Board of Directors has elected Kolleen Kennedy as a new director of the company, increasing the size of the Board to 11 members.
“I am pleased to welcome Ms. Kennedy to the Board,” said John Peeler, non-executive Chair of the Board. “Ms. Kennedy brings more than 25 years of medical device industry experience that will be valuable to IPG as our medical sales continue to be a growth driver for the company." Dr. Eugene Scherbakov, IPG's Chief Executive Officer and director, added, "I am looking forward to working with Kolleen and believe she will be a great contributor to IPG’s strategy, particularly in the medical field, given her track record of delivering consistent value creation through top-line growth.”

Ms. Kennedy spent over two decades at Varian Medical Systems, where she most recently served as President, Proton Solutions and Chief Growth Officer. Ms. Kennedy has served as a member of the board of ICU Medical, Inc., manufacturer of medical technologies, since 2021. She holds B.S. degrees in Radiation Oncology and Psychology and a M.S. in Medical Physics from the University of Colorado, Denver.

Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

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